News Release: IMMEDIATE RELEASE
For further information, contact:

Suzie Singer, Corporate Communications: 812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER DIVIDEND

(Columbus, IN, February 27, 2002) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.0675 per share to be paid on March 22, 2002, to all shareholders of record on March 8, 2002. The dividend rate is a $0.0025 per share or 3.8% increase as compared with the dividend paid in each quarter of 2001.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Capital Holdings, and Irwin Ventures LLC -- provides a broad range of consumer and commercial financial services in selected markets nationwide.